Exhibit 99.1

Daxor Corporation Receives National Institutes of Health (NIH) Funding Notification for Landmark Multi-Center Heart Failure Trial Utilizing the BVA-100® (Blood Volume Analyzer) with the United States Department of Veterans Affairs

NEW YORK, May 6, 2021 — Daxor Corporation (NYSE MKT: DXR), the global leader in blood volume measurement technology, today announces the initiation of a multi-center clinical trial with two Veterans Affairs Medical Centers to evaluate Blood Volume Analysis guided management of acute decompensated heart failure (ADHF) utilizing the BVA-100 blood test.

Over 6 million Americans suffer from heart failure, one of the most prevalent and deadly diseases leading to nearly 1 million deaths and 1 million hospitalizations annually. The study’s primary objective is to determine the benefit of goal-directed care guided by Daxor’s blood volume measurement system, in addition to usual care, resulting in more appropriate treatment and consistent achievement of optimal blood volume.

“We are gratified to have received notification of intent to fund the study from the NIH so that work may commence immediately with the VA system for this landmark prospective study. Past published data has shown BVA-100 guided care has led to reductions in patient mortality of over 82% and 56% for readmissions. This grant and potential subsequent funding stages will result in the highest quality of clinical data driving adoption of Daxor’s unique technology broadly, as well as validation of Daxor’s patent-pending clinical guidance system”, said Michael Feldschuh, CEO and President of Daxor. “High rates of heart failure rehospitalization and mortality and high treatment costs have persisted for decades despite advances in care. The BVA-100 blood test provides a simple, inexpensive, and objective measurement of volume status and composition. This precision enables individualization of treatment and significantly better outcomes for patients.”

Dr. Jacob Joseph, Director of Heart Failure Program at VA Boston Healthcare System, Director of Clinical Research Partnerships and Innovations at the Massachusetts Veterans Epidemiology Research and Information Center-Division of Population Health & Genomic Medicine, and Associate Professor of Medicine at Harvard Medical School, will serve as the study’s Principal Investigator. “Optimal fluid stewardship is one of the most important and challenging goals of heart failure treatment,” Dr. Joseph added. “The purpose of this study is to determine if Blood Volume Analysis provides important information for improving care in this vulnerable population.”

“The timing of this study converges with our planned next-generation analyzer product development schedule, which includes production of both nuclear and novel fluorescing-based point-of-care testing options over the next year,” said Jonathan Feldschuh, Chief Scientific Officer of Daxor. “Our next-generation system promises to be even faster, easier, and expand use of our test into more clinical settings for more indications.”

For more information visit: ClinicalTrials.gov, Identifier: NCT04855097.

About Daxor Corporation

Daxor Corporation (NYSE: DXR) is the global leader in blood volume measurement technology focused on blood volume testing innovation (organized as an investment company with fully-owned innovative medical instrumentation and biotechnology operations). We developed and market the BVA-100® (Blood Volume Analyzer), the first diagnostic blood test cleared by the FDA to provide safe, accurate, objective quantification of blood volume status and composition compared to patient-specific norms. The BVA technology enhances hospital performance metrics in a broad range of surgical and medical conditions, including heart failure and critical care, by informing treatment strategies, resulting in significantly improved multiple measures of patient outcomes. Daxor’s mission is to advance healthcare by enabling optimal fluid management with blood volume analysis. Daxor’s vision is optimal blood volume for all. For more information, please visit our website at Daxor.com.

Forward-Looking Statements

Certain statements in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements regarding the impact of hiring sales staff and expansion of our distribution channels. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, those risk associated with our post-market clinical data collection activities, benefits of our products to patients, our expectations with respect to product development and commercialization efforts, our ability to increase market and physician acceptance of our products, potentially competitive product offerings, intellectual property protection, FDA regulatory actions, our ability to integrate acquired businesses, our expectations regarding anticipated synergies with and benefits from acquired businesses, and additional other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. Daxor does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Bret Shapiro

Sr. Managing Partner, CORE IR

516-222-2560

brets@coreir.com